SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2006

DOCUCORP INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	00-23829	75-2690838
(State of	(Commission File	(IRS employment
incorporation)	Number)	identification no.)

5400 LBJ Freeway, Suite 300
Dallas, Texas  75240
(Address of principal executive offices)

Registrant’s telephone number, including area code    214-891-6500

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01.              Entry into a Material Definitive Agreement.

On August 4, 2006, our Compensation Committee of the Board of Directors adopted Compensation Plans for each of our executive officers for our 2007 fiscal year, which commenced on August 1, 2006.

The Compensation Plan for Michael D. Andereck, our CEO, provides for an annual base salary of $395,000, which represents an approximate 2.6% increase from his 2006 fiscal year base salary of $385,000.  Mr. Andereck will be eligible to earn a revenue bonus and EPS bonus, depending upon the Company’s actual fiscal 2007 revenues and earnings per share as compared to targeted levels of revenues and earnings per share.  The targets are generally set so that no bonus is payable unless 2007 revenues and earnings per share exceed the levels achieved in fiscal 2006.

Compensation Plans for our senior executive officers provide for base salaries ranging from $168,000 to $250,000.  These officers will also be eligible to earn a revenue bonus and EPS bonus based upon the same revenue and earnings per share targets as in Mr. Andereck’s plan.  Certain of these officers are also eligible to earn bonuses based upon actual 2007 revenue and/or gross margin achieved by one or more of our operating segments.

Total bonuses which may be paid under the Compensation Plans to any executive officer, including Mr. Andereck, range from $0 to $450,000.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit 10.1—Form of Bonus Plan for Executive Officers

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUCORP INTERNATIONAL, INC.

Date: August 8, 2006	By:	/s/ J. Robert Gary
J. Robert Gary
Senior Vice President and Chief Financial Officer